GAMMON LAKE RESOURCES INC.	MEXGOLD RESOURCES INC.
202 Brownlow Ave., Cambridge 2, Suite 306	202 Brownlow Ave., Cambridge 2, Suite 306
Dartmouth, Nova Scotia, B3B 1T5	Dartmouth, Nova Scotia, B3B 1T5
Tel: 902-468-0614 Fax: 902-468-0631	Tel: 902-468-0614 Fax: 902-468-0631
www.gammonlake.com	www.mexgold.com
TSX:GAM / AMEX:GRS / BSX:GL7	TSXV:MGR

Halifax, May 29, 2006

Gammon Lake Resources Inc. and Mexgold Resources Inc.
Agree to Business Combination Which Will Form a
New World-Class Mid-Tier Producer

Gammon Lake Resources Inc. ("Gammon Lake") (TSX:GAM and AMEX:GRS) and Mexgold Resources Inc. ("Mexgold") (TSX-V:MGR) are pleased to announce that they have signed a binding letter of intent to complete a business combination whereby Gammon Lake will acquire all of the outstanding common shares of Mexgold not currently owned by Gammon Lake (the "Transaction"). The Transaction will create a premier multi-mine Mexican Gold-Silver mining company.

Under the terms of the Transaction, each Mexgold shareholder other than Gammon Lake will receive 0.47 of a Gammon Lake common share in exchange for each Mexgold common share. The share exchange ratio represents an implied value of C$7.49 per common share (a 21% premium) to Mexgold shareholders based on the 20-day volume weighted average prices of Gammon Lake and Mexgold common shares on the Toronto Stock Exchange and TSX Venture Exchange, respectively, for the period ending May 26, 2006 and an implied value of C$6.67 per share (a 17% premium) based on the closing prices on May 26, 2006. Following the Transaction, the common shares of Gammon Lake will be held approximately 78% by existing Gammon Lake shareholders and 22% by current Mexgold shareholders other than Gammon Lake (based on basic common shares outstanding).

Commenting on the transaction, Gammon Lake Chairman and President Fred George stated, "We believe this combination to be a natural progression for two companies with similar high-quality assets in Mexico, and overlapping management and shareholders. The combination will create an unhedged multi-mine intermediate gold and silver company with substantial long-life production, low cash costs and significant exploration potential, offering shareholders enhanced upside through the joint operation and development of its portfolio of projects in Mexico."

Highlights of the combined company include:
  Creates new world-class gold-silver company with a fully-diluted market capitalization of over C$1.6 billion (based on May 26, 2006 closing prices)
  Once accomplished, full production is expected to measure more than 400,000 gold equivalent ounces(1) (235,600 ounces of gold and 10,500,000 ounces of silver) annually (free of hedging).
  Expected low cash costs of well below US$200 per gold equivalent ounce(1)
  A large Measured & Indicated Resource of more than 6.0-million gold equivalent ounces (3.5-million ounces of gold and 165-million ounces of silver) and additional Inferred Resources of more than 9.0- million gold equivalent ounces (4.9-million ounces of gold and 249-million ounces of silver). Included within the Measured & Indicated Resources are Proven & Probable Reserves of more than 5.0-million gold equivalent ounces (2.8-million ounces of gold and 137-million ounces of silver). (Slightly different gold-silver ratios were used by each respective Company. Refer to reserve and resource tables at the end of this release).
  Low geopolitical risk
  Attractive exploration land package

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  With a cash position of approximately C$36 million, the new company will be in a strong position to accelerate the exploration and development of the combined portfolio of properties
  Increased critical mass and trading liquidity
  Strong, committed and entrepreneurial management with proven track record

(1) Gold equivalent values are based on 60 grams of silver = 1 gram of gold, calculated on a gold price of US$450/oz and a silver price of US$7.50/oz.

Transaction

Gammon Lake's financial advisors are BMO Nesbitt Burns Inc. and its legal advisors are Fasken Martineau DuMoulin LLP and Dorsey & Whitney LLP.

The Transaction is a business combination that is subject to the requirements of Ontario Securities Commission Rule 61-501 ("Rule 61-501"). Accordingly, a special committee (the "Special Committee") of Mexgold was established to consider the proposed transaction and TD Securities Inc. ("TD Securities") was retained to advise the Special Committee and to prepare a formal valuation of the common shares of Mexgold in accordance with Rule 61-501 and to prepare a fairness opinion in respect of the Transaction. TD Securities has concluded that as of May 28, 2006 the fair market value of a Mexgold common share is in the range of C$6.50 to C$8.00. TD Securities has also advised that as of May 28, 2006 in its opinion the consideration to be received by Mexgold shareholders (other than Gammon Lake) in connection with the Transaction is fair, from a financial point of view, to the Mexgold shareholders (other than Gammon Lake). The Special Committee's legal advisors are Cassels Brock & Blackwell LLP.

The directors of both companies have unanimously approved the Transaction. The directors of Mexgold, having received a recommendation of the Special Committee of independent directors, is recommending that Mexgold shareholders vote in favour of the Transaction.

Completion of the Transaction is conditional upon the execution of a definitive agreement, approval of Mexgold shareholders, and requisite regulatory and court approvals as well as satisfaction of other customary conditions. Procedurally the business combination will be completed by "court sanctioned plan of arrangement" pursuant to the Business Corporations Act (Ontario). In accordance with applicable corporate laws and Rule 61-501, the Transaction must be approved by 66 2/3% of all Mexgold shareholders who vote on the matter as well as by a simple majority of Mexgold minority shareholders.

Conference Call

A conference call is scheduled for Tuesday, May 30 at 8:00 am Eastern time. The call-in number is:

  North American toll-free: 1-866-696-5910, pass code: 3188866#
  International dialing: 1-416-340-2217, pass code: 3188866#

The presentation may be viewed online during the call at: https://www.livemeeting.com/cc/bellconfpro/join?id=D32Z8M&role=attend&pw=attendee Meeting ID: D32Z8M, Meeting Key: attendee

A presentation discussing the transaction will also be available from the Gammon Lake and Mexgold websites (www.gammonlake.com and www.mexgold.com) immediately preceding the conference call.

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About Gammon Lake

Gammon Lake Resources Inc. is a Nova Scotia based mineral exploration Company with properties in Mexico. The company's flagship Ocampo Gold-Silver Project is at an advanced stage of development, and Gammon Lake is moving toward becoming a mid-tier gold and silver producer in 2006. The company is 100% unhedged and is fully financed following a US$40 million increase in its credit facility to finance remaining costs related to the Ocampo project.

About Mexgold

Mexgold Resources has been producing gold and silver from the El Cubo Mine since the Company acquired the mine in March, 2004. Mexgold has a cash position of approximately C$36 million. During the first quarter of 2006 the mine produced 10,643 ounces of gold and 496,783 ounces of silver. On a fully diluted basis, Mexgold is currently 20% owned by Gammon Lake.

Cautionary Statement

Cautionary Note to U.S. Investors - The United States Securities and Exchange Commission permits U.S. mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. This press release uses certain terms, such as "measured," "indicated," and "inferred" "resources," that the SEC guidelines strictly prohibit U.S. registered companies from including in their filings with the SEC. U.S. Investors are urged to consider closely the disclosure in Gammon Lake's Annual Report on Form 40-F (File No. 001-31739), which may be secured from Gammon Lake, or from the SEC's website at http://www.sec.gov/edgar.shtml.

No stock exchange, securities commission or other regulatory authority has approved or disapproved the information contained herein.

Safe Harbor Statement under the United States Private Securities Litigation Reform Act of 1995: This News Release includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, included in this release, including, without limitation, statements regarding potential mineralization and reserves, exploration results, and future plans and objectives of Gammon Lake and Mexgold, are forward-looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from Gammon Lake's and Mexgold's expectations include, among others, risks related to international operations, the actual results of current exploration activities, conclusions of economic evaluations and changes in project parameters as plans continue to be refined as well as future prices of gold and silver, as well as those factors discussed in the section entitled "Risk Factors" in Gammon Lake's Form 40-F and Annual Information Form as filed with the United States Securities and Exchange Commission and Mexgold's Management's Discussion and Analysis as filed with securities regulatory authorities in Canada. Although Gammon Lake and Mexgold have attempted to identify important factors that could cause actual results to differ materially, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements.

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For further information please visit the Gammon Lake or Mexgold websites at www.gammonlake.com or www.mexgold.com.

For additional information please contact:

Bradley H. Langille
Chief Executive Officer
Gammon Lake Resources Inc. and Mexgold Resources Inc.
902-468-0614

Jodi Eye
Investor Relations
Gammon Lake Resources Inc. and Mexgold Resources Inc.
902-468-0614

Gammon Lake Resources Inc. and Mexgold Resources Inc. Proven & Probable Reserves

Table 1: Gammon Lake Resources Inc. Ocampo Proven & Probable Reserves
			Gold				Gold
Project Area	Gold	Silver	Equivalent	Tonnes	Gold	Silver	Equivalent
	(g/t)	(g/t)	(g/t)		Ounces	Ounces	Ounces
Northeast Area	4.51	219	8.2	3,954,000	573,000	27,830,000	1,037,000
Open Pit Area High Grade	1.73	81	3.1	28,160,000	1,566,000	73,633,000	2,793,000
Open Pit Area Low Grade	0.23	9	0.4	29,569,000	221,000	8,360,000	360,000

Total Ocampo
Proven & Probable	1.19	55	2.1	61,683,000	2,360,000	109,823,000	4,190,000

The above was calculated using a gold equivalent external cut off grade of 3.0 g/t for the Northeast underground and 0.2 g/t for the open pit. Gold equivalent values are based on 60 grams of silver = 1 gram of gold, calculated on a gold price of US $450/oz and a silver price of US 7.50/oz. Proven & Probable reserves stated above are a subset of Measured & Indicated resources contained in Table 3.

Table 2: Mexgold Resources Inc. El Cubo-Las Torres Proven & Probable Reserves
	Gold	Silver	Gold	Tonnes	Gold	Silver	Gold
Mineral Category			Equivalent				Equivalent
	(g/t)	(g/t)	(g/t)	(000's)	Ounces	Ounces	Ounces
El Cubo
Proven	3.31	212	6.92	1,280	136,213	8,724,224	284,784
Probable	3.44	188	6.64	2,630	290,867	15,896,246	561,576
Total El Cubo Proven &
Probable Reserves	3.40	196	6.73	3,910	427,081	24,620,470	846,360
Las Torres (Underground)
Proven	1.83	212	5.44	190	11,179	1,295,002	33,232
Probable	2.60	81	3.98	550	45,975	1,432,283	70,366
Total Las Torres Proven &
Probable Reserves	2.40	115	4.35	740	57,153	2,727,285	103,598

Total Proven &
Probable Reserves	3.24	183	6.35	4,650	484,234	27,347,755	949,958

Gold equivalent values are based on 58.7 grams of silver = 1 gram of gold, calculated on a gold price of US $505 and a silver price of US $8.60. Dilution is 50% at zero grade. 95% extraction anticipated. Proven & Probable reserves stated above are a subset of Measured & Indicated resources contained in Table 4.

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Gammon Lake Resources Inc. and Mexgold Resources Inc. Measured & Indicated Resources

Table 3: Gammon Lake Resources Inc. Ocampo Measured & Indicated Resources
			Gold				Gold
Project Area	Gold	Silver	Equivalent	Tonnes	Gold	Silver	Equivalent
	(g/t)	(g/t)	(g/t)		Ounces	Ounces	Ounces
Northeast Area Measured	5.47	242	9.5	1,529,000	269,000	11,911,000	468,000
Open Pit Area Measured	0.79	36	1.4	38,330,000	974,000	44,369,000	1,713,000
Total Measured	0.97	44	1.7	39,859,000	1,243,000	56,280,000	2,181,000

Northeast Indicated	4.10	197	7.4	3,389,000	447,000	21,438,000	802,000
Open Pit Area Indicated	0.91	43	1.6	40,532,000	1,186,000	55,650,000	2,114,000
Total Indicated	1.16	55	2.1	43,921,000	1,633,000	77,088,000	2,916,000

Total Measured and Indicated	1.07	50	1.9	83,780,000	2,876,000	133,368,000	5,097,000

The above was calculated using gold equivalent external cut off grades of 3.0 g/t for the Northeast underground, 0.20 g/t for the open pit area, and 0.40 g/t for the Northeast surface. Gold equivalent values are based on 60 grams of silver = 1 gram of gold, calculated on a gold price of US $450/oz and a silver price of US $7.50/oz. Proven & Probable reserves contained in Table 1 are a subset of Measured & Indicated resources stated above

Table 4: Mexgold Resources Inc. El Cubo-Las Torres Measured & Indicated Resources
	Gold	Silver	Gold	Tonnes	Gold	Silver	Gold
Mineral Category			Equivalent				Equivalent
	(g/t)	(g/t)	(g/t)	(000's)	Ounces	Ounces	Ounces
El Cubo
Measured	4.96	318	10.38	900	143,518	9,201,330	300,214
Indicated	5.16	283	9.98	1,850	306,904	16,832,133	593,550
Total El Cubo Measured &
Indicated Resources	5.09	294	10.11	2,750	450,422	26,033,463	893,764
Las Torres (Underground)
Measured	2.75	318	8.17	134	11,847	1,369,976	35,178
Indicated	3.90	123	5.99	385	48,273	1,522,463	74,200
Total Las Torres Underground
Measured & Indicated Resources	3.60	173	6.56	519	60,121	2,892,439	109,378
Las Torres (Proposed) Phoenix Pit
Indicated	2.70	49	3.53	2,100	182,291	3,308,235	238,629
Total Phoenix Pit Indicated	2.70	49	3.53	2,100	182,291	3,308,235	238,629

Total Measured &
Indicated Resources	4.01	187	7.19	5,369	692,833	32,234,137	1,241,770

Gold equivalent values are based on 58.7 grams of silver = 1 gram of gold, calculated on a gold price of US $505 and a silver price of US $8.60. Proven & Probable reserves contained in Table 2 are a subset of Measured & Indicated resources stated above.

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Gammon Lake Resources Inc. and Mexgold Resources Inc. Inferred Resources

Table 5: Gammon Lake Resources Inc. Ocampo Inferred Resources
			Gold				Gold
Project Area	Gold	Silver	Equivalent	Tonnes	Gold	Silver	Equivalent
	(g/t)	(g/t)	(g/t)		Ounces	Ounces	Ounces
Northeast Area Inferred	4.26	234	7.9	13,556,000	1,870,000	99,820,000	3,573,000
Inferred Open Pit Area	2.13	122	4.1	15,769,908	1,080,000	62,065,000	2,114,000
Total Inferred	3.13	172	6.0	29,325,908	2,950,000	161,885,000	5,687,000

The above was calculated using gold equivalent external cut off grades of 3.0 g/t for the Northeast underground, 0.20 g/t for the open pit area, and 0.40 g/t for the Northeast surface. Gold equivalent values are based on 60 grams of silver = 1 gram of gold, calculated on a gold price of US $450/oz and a silver price of US $7.50/oz. The full Technical Report on the Ocampo Gold-Silver Project, dated January 2006, prepared by Mintec, Inc. is available at www.sedar.com.

Table 6: Mexgold Resources Inc. El Cubo-Las Torres Inferred Resources
	Gold	Silver	Gold	Tonnes	Gold	Silver	Gold
Deposit Location			Equivalent				Equivalent
	(g/t)	(g/t)	(g/t)	(000's)	Ounces	Ounces	Ounces
Underground
El Cubo	5.12	267	9.67	4,100	674,893	35,194,605	1,274,246
Las Torres	4.24	80	5.60	333	45,393	856,476	59,979
Total Underground
Inferred	5.05	253	9.36	4,433	720,286	36,051,081	1,334,225
Proposed Pits
Phoenix	2.72	58	3.71	1,100	96,193	2,051,170	131,124
Veta Madre	0.51	56	1.46	2,000	32,793	3,600,800	94,114
Total Pits
Inferred	1.29	57	2.26	3,100	128,986	5,651,970	225,237

Total Inferred	3.51	172	6.44	7,533	849,272	41,703,051	1,559,462

Gold equivalent values are based on 58.7 grams of silver = 1 gram of gold, calculated on a gold price of US $505 and a silver price of US $8.60. The full Technical Report on the El Cubo Gold-Silver Mine, dated April 17, 2006, prepared by Glenn R. Clark, P.Eng. and Glenn R. Clark & Associates Ltd. is available at www.sedar.com.

Table 7: Mexgold Resources Inc. Guadalupe y Calvo Inferred Resources
	Gold	Silver	Gold	Tonnes	Gold	Silver	Gold
Deposit Location			Equivalent				Equivalent
	(g/t)	(g/t)	(g/t)	(000's)	Ounces	Ounces	Ounces
Rosario Bulk Tonnage
(at 75% of available tonnes)	1.60	96	3.08	10,700	566,000	33,100,000	1,080,000
Rosario Underground
(at 33% of available tonnes)	18.50	435	25.19	700	393,000	9,200,000	530,000
Rosario Subtotal	2.64	117	4.43	11,400	959,000	42,300,000	1,610,000
Nankin Underground
(at 33% of available tonnes)	9.25	260	13.25	400	118,000	3,300,000	170,000
Total Rosario and
Nankin Structures	2.84	120	4.69	11,800	1,077,000	45,600,000	1,780,000

Gold equivalent values are based on 65 grams of silver = 1 gram of gold, calculated on a gold price of US $300 and a silver price of US $4.61. The full Technical Report on the Guadalupe y Calvo Gold-Silver Project, dated November 25, 2002, prepared by Pincock, Allen & Holt is available at www.sedar.com.

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